UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 7, 2005

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Universal Health Services, Inc. (the “Company”) announced today that it has acquired the stock of KEYS Group Holdings, LLC, including Keystone Education and Youth Services, LLC. Through this acquisition, the Company has added a total of 46 facilities in ten states including 21 residential treatment facilities with 1,280 beds, 21 non-public therapeutic day schools and four detention facilities. The operational effective date of this transaction is as of October 1, 2005. The net purchase price was $207 million and was paid in cash. Copies of the Purchase Agreement and the press release are filed as Exhibit 10.1 and Exhibit 99.1, respectively, herewith.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Ownership Interest Purchase Agreement, dated as of October 3, 2005, among Harbinger Private Equity Fund I, L.L.C., Keystone Group Kids, Inc., Michael Lindley, Marty Weber, Ameris Healthcare Investments, LLC, Rainer Twiford, Al Smith, Mike White, Rodney Cawood, Buddy Turner, Jeff Cross, Gail Debiec, Brad Gardner, Brad Williams, Don Wert, Rob Minor, Mike McCulla, Jim Shaheen, Rod Gaeta, and Universal Health Services, Inc.

99.1	Press release dated October 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: October 11, 2005	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	President and Chief Executive Officer

	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer